FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	BPC Financial Marketing
CONTACT:	John Baldissera
800-368-1217

MEDIA	Rubenstein Associates
CONTACT:	Rob Solomon
212-843-8050
rsolomon@rubenstein.com

Fusion to Present Conference Session at
Pacific Telecommunications Council (PTC)’06 Conference

New York, NY, January 13, 2006 - Fusion (AMEX: FSN) announced today that Dr. Joel Maloff, PhD, Executive Vice President and Chief Technology Officer, will speak on Shifting Priorities of Telephony, VoIP, and IP Service Providers in Developing Countries - One Carrier’s Perspective at the PTC ’06 conference to be held at the Hilton Hawaiian Village Beach Resort and Spa in Honolulu, Hawaii, on Tuesday January 17th at 1:30 PM.

“As a leading provider of international VoIP in developing countries around the world, Fusion has a unique perspective on what it takes to successfully deliver carrier-grade VoIP service and stay ahead of changing technologies and their associated implications. Fusion works closely with customers to assist them in the transition from traditional telephony to VoIP applications,” said Matthew Rosen, President and Chief Operating Officer of Fusion. “As Fusion’s CTO, Dr. Maloff is ideally suited to present Fusion’s experiences and knowledge gained in emerging markets.”

PTC ’06, held January 15-18, 2006, is focused on telecommunications and Internet in the Pacific region and is attended by a diverse representation from the global telecommunications community, representing more than 40 countries.

Registration for the show is now open. Anyone interested may register by visiting http://www.ptc06.org.

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides services to corporations, consumers, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

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